FOR IMMEDIATE RELEASE

SBS Technologies Announces Results of Annual
Shareholders Meeting and New Strategic Investments

Albuquerque, New Mexico (November 22, 2004) - SBS Technologies® (Nasdaq: SBSE) today announced that the following persons were elected as directors at the annual shareholders meeting on November 18, 2004: Christopher J. Amenson, Warren W. Andrews, Lawrence A. Bennigson, Peter D. Fenner, Clarence W. Peckham, Richard Szafranski, and Alan F. White. In addition, the appointment of KPMG LLP as the company's independent registered public accountants was ratified by the shareholders.

At the regular board of directors meeting following the annual shareholders meeting, Christopher J. Amenson was elected as Chairman of the Board and Lawrence A. Bennigson was elected as Lead Director.

The board also approved strategic operating investments of up to an additional $2.5 million through the remainder of the Company's fiscal year ending June 30, 2005 to pursue growth initiatives and take advantage of current market conditions in the government and international markets. "These strategic investments in additional sales, engineering and program management personnel will allow us to aggressively pursue unique opportunities in the government market area arising from current market conditions, as well as growth initiatives in Asia. Due to these investments, we are modifying the range of operating income for our fiscal year 2005 financial model to 7-10% from 9-12%," stated Clarence W. Peckham, Chief Executive Officer of SBS Technologies. "These should reap significant benefits for SBS in future fiscal years," continued Mr. Peckham.

An updated financial model for SBS Technologies will be posted on the Company's website, www.sbs.com.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future R & D and S G & A expenses and operating income, sales, market conditions, customer demand, and the continued development of SBS' competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward- looking statements. Among these factors are: continued health of SBS' end markets; business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2004 filed with the SEC.

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Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com